AllianceBernstein Exchange Reserves
811-08294


77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(Unaudited)

The Annual Meeting of Stockholders of AllianceBernstein Exchange Reserves (the Fund) was held on November 5, 2010. At the November
5, 2010 Meeting, with respect to the first item of business, the election of Directors, the third item of business, the amendment of the Declaration of Trust, and the fifth item of business, changes to the fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of each proposal, and each proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.
				Voted For 	Withheld Authority
John H. Dobkin			330,036,303	7,322,875
Michael J. Downey		330,063,428	7,295,749
William H. Foulk, Jr.		330,105,646	7,253,532
D. James Guzy			330,106,765	7,252,413
Nancy P. Jacklin		329,985,349	7,373,828
Robert M. Keith			330,165,683	7,193,494
Garry L. Moody			330,042,964	7,316,214
Marshall C. Turner, Jr.		329,980,871	7,378,307
Earl D. Weiner			330,051,933	7,307,245



3.   Approve the Amendment of the Funds Declaration of Trust.
     					         	Broker
     Voted For		Voted Against	Abstained	Non-Votes
     254,962,202	5,668,585	4,796,619	71,931,772


5.   Approve the Amendment of the Funds fundamental policy regarding commodities.
							Broker
     Voted For		Voted Against 	Abstained	Non-Votes
     256,326,645	4,286,490	4,814,270	71,931,772



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